Exhibit 99.1
For Release 5:00 PM Eastern Time, Monday, May 05, 2008
CUMULUS MEDIA INC.
Cumulus Reports First Quarter 2008 Results
Cumulus Reports Pro Forma Cash Revenue and Adjusted EBITDA Increases of 2.0% and 12.7%
ATLANTA, GA, May 05, 2008 — Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three months ended March 31, 2008.
Financial highlights (in thousands, except per share data and percentages) are as follows:

	Three Months Ended
	March 31,		%
As Reported:	2008	2007	Change
Cash revenue	$69,668	$68,772	1.3%
Barter revenue	3,232	3,629	(10.9)%

Net revenues	72,900	$72,401	0.7%
Station operating expenses	51,149	51,646	(1.0)%
Station operating income (1)	21,751	20,755	4.8%
Station operating income margin (2)	29.8%	28.7%
Adjusted EBITDA (3)	18,311	16,368	11.9%

Income (loss) per common share:
Basic income (loss) per common share	$(0.10)	$(0.04)	N/A
Diluted income (loss) per common share	$(0.10)	$(0.04)	N/A

Free cash flow (4)	$7,843	$3,424	129.1%
Pro Forma
Cash revenue	$69,668	$68,296	2.0%
Barter revenue	3,232	3,629	(10.9)%

Net revenues	$72,900	$71,925	1.4%
Station operating expenses	51,149	51,286	(0.3)%
Station operating income (1)	21,751	20,639	5.4%
Station operating income margin (2)	29.8%	28.7%
Adjusted EBITDA (3)	18,311	16,252	12.7%

(1)	Station operating income consists of operating income before LMA fees, depreciation and amortization, non-cash stock compensation, costs associated with the pending merger and corporate general and administrative expenses. Station operating income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Please see the attached table for a reconciliation of station operating income to the most directly comparable GAAP financial measure.

(2)	Station operating income margin is defined as station operating income as a percentage of net revenues.

(3)	Adjusted EBITDA is defined as operating income before LMA fees, depreciation and amortization, non-cash stock compensation and costs associated with the pending merger. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure.

(4)	Free cash flow is defined as operating income before non-cash stock compensation, depreciation and amortization, costs associated with the pending merger, less net interest expense (excluding non-cash charge/credit for change in value and amortization of swap arrangements and amortization of debt issuance costs), and maintenance capital expenditures. Free cash flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of free cash flow to the most directly comparable GAAP financial measure.

Results of Operations
Three Months Ended March 31, 2008 Compared to the Three Months Ended March 31, 2007
Net revenues for the first quarter increased from $72.4 million to $72.9 million, an increase of 0.7% versus the first quarter of 2007, primarily due to increased local advertising partially offset by a decline in national advertising. Cash revenues for the first quarter increased from $68.8 million to $69.7 million, an increase of 1.3% versus the first quarter of 2007, for the reasons discussed above. Barter revenues for the first quarter decreased 10.9%, from $3.6 million, versus the first quarter of 2007.
Station operating expenses decreased from $51.6 million to $51.1 million, a decrease of 1.0% from the first quarter of 2007. This decrease was primarily attributable to general expense decreases across our station platform.
Station operating income (defined as operating income before LMA fees, depreciation and amortization, non-cash stock compensation, costs associated with the pending merger and corporate general and administrative expenses) increased from $20.8 million to $21.8 million, an increase of 4.8% from the first quarter of 2007, for the reasons discussed above.
On a pro forma basis, which excludes the results of the Company’s Caribbean stations (sold in November 2007), for the period January 1, 2007 through March 31, 2007, net revenues for the three months ended March 31, 2008 increased $1.0 million to $72.9 million, an increase of 1.4% from the same period in 2007. This increase is primarily due to increased local advertising partially offset by a decline in national advertising. Pro forma cash revenues for the first quarter increased from $68.3 million to $69.7 million, an increase of 2.0% versus the first quarter of 2007, for the reasons discussed above. Barter revenues for the first quarter decreased 10.9%, from $3.6 million, versus the first quarter of 2007. Pro forma station operating income increased $1.2 million, an increase of 5.4% from the same period in 2007 primarily due to increased cash revenues.
Corporate expenses (excluding non-cash stock compensation and costs associated with the pending merger) for the three months ended March 31, 2008 decreased $0.9 million over the comparative period in 2007, due primarily to the reduction and timing of certain expenses.
In accordance with SFAS No. 123R, Share Based Payment, effective January 1, 2006, non-cash stock compensation expense was $2.0 million for the three months ended March 31, 2008, as compared with $2.3 million non-cash stock compensation expense in the prior year three month period.
Interest expense, net of interest income, increased by $6.0 million to $20.5 million for the three months ended March 31, 2008 as compared with $14.5 million in the prior year’s period. Net interest expense associated with outstanding debt decreased by $2.3 million to $10.1 million as compared to $12.4 million in the prior year’s period. This decrease was due to a lower average cost of bank debt and decreased levels of bank debt outstanding during the current quarter. The net $8.3 million increase was primarily due to the change in the fair value, amortization and interest rate yield of certain derivative instruments.
For the three months ended March 31, 2008, the Company recorded an income tax benefit of $3.7 million, as compared to a $3.6 million benefit for the first quarter of 2007.
Cumulus Media Partners
For the three months ended March 31, 2008, the Company recorded approximately $0.2 million as equity losses of affiliate attributable to its investment in Cumulus Media Partners, LLC (“CMP”).
For the three months ended March 31, 2008, the Company recorded as net revenues approximately $1.0 million in management fees from CMP.

Leverage and Financial Position
Net leverage was 6.79 times at March 31, 2008.
Capital expenditures for the three months ended March 31, 2008 totaled $2.8 million. Capital expenditures during the quarter were comprised of $2.6 million of expenditures related to leasehold improvements and the purchase of equipment related to studio facilities and tower structures, and $0.2 million of maintenance capital expenditures.
Proposed Merger
As previously disclosed, on July 23, 2007, the Company issued a press release announcing that it had entered into a merger agreement with an investment group led by Lewis W. Dickey, Jr., the Company’s Chairman, President and Chief Executive Officer, and an affiliate of Merrill Lynch Global Private Equity. Consummation of the merger is subject to various conditions, including approval of the merger by the stockholders of the Company, FCC approval, and other customary closing conditions.
As a result of the Company’s pending merger transaction described above, the Company will not be hosting a teleconference or webcast to discuss the first quarter 2008 results.
Outlook
The following data is based on current expectations. This data is forward looking and actual results may differ materially.
Revenue for the second quarter of 2008 is currently pacing slightly down as compared to the second quarter of 2007. The Company expects station operating expenses will be down slightly when compared to the same three month period in 2007.

Estimated Q2 2008 ($in 000’s)

Depreciation and amortization	$3,200
LMA fees	180
Non-cash stock compensation	1,800
Interest expense	12,000
Interest income	300
Equity in income of affiliate	150
Non-GAAP Financial Measures
The Company utilizes certain financial measures that are not calculated in accordance with GAAP to assess financial performance and profitability. The non-GAAP financial measures used in this release are station operating income, adjusted EBITDA and free cash flow. Station operating income consists of operating income before LMA fees, depreciation and amortization, non-cash stock compensation, costs associated with the pending merger and corporate general and administrative expenses. Adjusted EBITDA is defined as operating income before LMA fees, depreciation and amortization, non-cash stock compensation and costs associated with the pending merger. Free cash flow is defined as operating income before non-cash stock compensation, depreciation and amortization, costs associated with the pending merger, less net interest expense (excluding non-cash charge/credit for change in value and amortization of swap arrangements and amortization of debt issuance costs), and maintenance capital expenditures.
Station Operating Income
Station operating income isolates the amount of income generated solely by the Company’s stations and assists management in evaluating the earnings potential of the Company’s station portfolio. In deriving this measure, management excludes LMA fees due to the insignificance and temporary nature of such fees. Management excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate the stations and the relatively insignificant amount of intangible assets subject to amortization. Management excludes non-cash stock compensation charges from the measure as they do not represent cash payments related to the operation of the stations. Management excludes costs associated with the pending merger as they are unrelated to the operation of the stations. Corporate expenses, despite representing an additional significant cash commitment, are excluded in an effort to present the operating performance of the Company’s stations exclusive of the corporate resources employed. Management believes this is important to its investors because it highlights the gross margin generated by its station portfolio.
Management believes that station operating income is the most frequently used financial measure in determining the market value of a radio station or group of stations. Management has observed that station operating income is commonly employed by firms that provide appraisal services to the broadcasting industry in valuing radio stations. Further, in each of the more than 140 radio station acquisitions the Company has completed since its inception, it has used station operating income as the primary metric to evaluate and negotiate the purchase price to be paid. Given its relevance to the estimated value of a radio station, management believes, and its experience indicates, that investors consider the measure to be extremely useful in order to determine the value of its portfolio of stations. Management believes that station operating income is the most commonly used financial measure employed by the investment community to compare the performance of radio station operators. Finally, station operating income is one of the measures that management uses to evaluate the performance and results of its stations. Management uses the measure to assess the performance of the Company’s station managers and the Company’s Board of Directors uses it to determine the relative performance of the Company’s executive management. As a result, in disclosing station operating income, the Company is providing its investors with an analysis of its performance that is consistent with that which is utilized by its management and its Board.
Station operating income is not a recognized term under GAAP and does not purport to be an alternative to operating income from continuing operations as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, station operating income is not intended to be a measure of free cash flow available for dividends, reinvestment in the Company’s business or other management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Station operating income should be viewed as a supplement to, and not a substitute for, results of operations presented on the basis of GAAP. Management compensates for the limitations of using station operating income by using it only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business than GAAP results alone. Station operating income has its limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.
Adjusted EBITDA
Adjusted EBITDA is also utilized by management to analyze the cash flow generated by the Company’s business. This measure isolates the amount of income generated by its stations after the incurrence of corporate general and administrative expenses (exclusive of the cost associated with the proposed merger which is non-recurring and unrelated to the operation of the stations). Management uses this measure to determine the contribution of the Company’s station portfolio, including the corporate resources employed to manage the portfolio, to the funding of its other operating expenses and to the funding of debt service and acquisitions.
In deriving this measure, management excludes LMA fees due to the insignificance and temporary nature of such fees. Management also excludes depreciation and amortization due to the insignificant investment in tangible assets required to operate its stations and corporate office and the relatively insignificant amount of intangible assets subject to amortization. Management excludes non-cash stock compensation charges from the measure as they do not represent cash payments related to the operation of the stations. Finally, management excludes costs associated with the pending merger as they are unrelated to the operation of the stations.
Management believes that adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to the overall value of the Company, management believes that investors consider the metric to be extremely useful.
Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
Free Cash Flow
Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of income generated each period that could be used to fund acquisitions or repay debt, after funding station and corporate expenses (excluding costs associated with the pending merger), maintenance capital expenditures, payment of LMA fees and debt service.
Management believes that free cash flow, although not a measure that is calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company. Free cash flow should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.
As station operating income, adjusted EBITDA and free cash flow are measures that are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies. See the quantitative reconciliation of these measures to their most directly comparable financial measure calculated and presented in accordance with GAAP that follows below.
Forward-Looking Statements
Certain statements in this release may constitute “forward-looking” statements, which are statements that involve risks and uncertainties that cannot be predicted or quantified and, consequently, actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the outcome of any legal proceedings that may be instituted against the Company related to the merger agreement; the inability to complete the merger due to the failure to obtain stockholder or regulatory approval of the merger; the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and the ability to recognize the benefits of the merger; as well as competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to national or world events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2007. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.
Cumulus Media Inc. is the second-largest radio company in the United States based on station count. Following the completion of all pending acquisitions and divestitures, Cumulus, directly and through its investment in Cumulus Media Partners, will own or operate 344 radio stations in 67 U.S. media markets. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus shares are traded on the NASDAQ Global Select Market under the symbol CMLS.
Important Additional Information will be filed with the SEC
In connection with the proposed merger transaction described above, Cumulus filed a preliminary proxy statement with the Securities and Exchange Commission. Investors and stockholders are advised to read the definitive proxy statement when it becomes available, because it will contain important information about the proposed transaction and the parties thereto. Investors and stockholders may obtain the definitive proxy statement (when available), and any other relevant documents, for free at the SEC’s website or by directing a request to Cumulus Media Inc., 3280 Peachtree Road N.W., Suite 2300, Atlanta, Georgia 30305, telephone: (404) 949-0700, attention: Marty Gausvik.
Cumulus and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed transaction. Information concerning the interests of the Company’s participants in the solicitation, which may be different than those of Cumulus stockholders generally, is set forth in the Company’s proxy statements and annual reports on Form 10-K, previously filed with the Securities and Exchange Commission, and will be further reflected in the proxy statement filed in connection with the proposed transaction when it becomes available.
For further information, please contact:
Marty Gausvik      (404) 949-0700

CUMULUS MEDIA INC.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended	Three Months Ended
	March 31,	March 31,
	2008	2007
Net revenues	$72,900	$72,401

Operating expenses:
Station operating expenses, excluding depreciation, amortization and LMA fees	51,149	51,646
Depreciation and amortization	3,111	3,871
LMA fees	180	165
Corporate general and administrative (including non- cash stock compensation expense of $2,021, and $2,341, respectively)	5,461	6,728
Costs associated with pending merger	140	—

Total operating expenses	60,041	62,410

Operating income	12,859	9,991

Nonoperating income (expense):
Interest expense	(20,860)	(14,627)
Interest income	328	84
Other income (expense), net	18	(29)

Total nonoperating expense, net	(20,514)	(14,572)

Loss before income taxes	(7,655)	(4,581)

Income tax benefit	3,663	3,587
Equity in losses of affiliate	(248)	(819)

Net loss	($4,240)	($1,813)

Basic and diluted income per common share:
Basic loss per common share	($0.10)	($0.04)

Diluted loss per common share	($0.10)	($0.04)

Weighted average basic common shares outstanding	43,047	43,207

Weighted average diluted common shares outstanding	43,047	43,207

Reconciliation of Non-GAAP Financial Measures to GAAP Counterparts
The following tables reconcile operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA, station operating income and free cash flow (dollars in thousands).

	Three Months Ended
	March 31,
	2008	2007
Operating income	$12,859	$9,991
LMA fees	180	165
Depreciation and amortization	3,111	3,871
Non-cash expenses, including stock compensation	2,021	2,341
Costs associated with pending merger	140	—

Adjusted EBITDA	18,311	16,368
Other corporate general and administrative	3,440	4,387

Station operating income	$21,751	$20,755

	Three Months Ended
	March 31,
	2008	2007
Operating income	$12,859	$9,991
Add:
Non-cash expenses, including stock compensation	2,021	2,341
Depreciation and amortization	3,111	3,871
Costs associated with pending merger	140	—
Less:
Interest expense, net of interest income, excluding non-cash charge/credit for change in value of swap arrangements and amortization of debt issuance costs	(10,136)	(12,437)
Maintenance capital expenditures	(152)	(342)

Free cash flow	$7,843	$3,424

No cash was paid for income taxes during the three months ended March 31, 2008 or 2007.

CAPITALIZATION
(dollars in thousands)

		March 31, 2008
Net Debt to Total Capitalization Ratio:

Cash and cash equivalents		$30,037
Long-term debt, including current maturities:
Bank Debt		728,360
Total Stockholders’ equity		116,259
Total capitalization		$874,656

	Ratio	1.25
Net Debt to TTM Pro Forma Adjusted EBITDA Ratio:

Funded debt as of March 31, 2008		$728,360
Plus: Net cash proceeds from acquisitions and dispositions		—
Less: Cash balance as of March 31, 2008		(30,037)

Net Debt as of March 31, 2008		698,323

Divided by Trailing Twelve Months Pro Forma Adjusted EBITDA		102,797

(excludes non-cash stock compensation of $9,129)

	Ratio	6.79